                                                      REGISTRATION NO. 333-67139

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                     AND POST-EFFECTIVE AMENDMENT NO. 1 TO
                      REGISTRATION STATEMENT NO. 333-06465
                                 --------------

                          THE ST. PAUL COMPANIES, INC.
             (Exact name of Registrant as specified in its charter)

          MINNESOTA                       41-0518860
 (State or other jurisdiction          (I.R.S. Employer
     of incorporation or             Identification No.)
        organization)

                             385 Washington Street
                           St. Paul, Minnesota 55102
                                 (651) 310-7911
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                               ------------------

                               BRUCE A. BACKBERG
                 SENIOR VICE PRESIDENT AND CHIEF LEGAL COUNSEL
                          THE ST. PAUL COMPANIES, INC.
                385 WASHINGTON STREET, ST. PAUL, MINNESOTA 55102
                                 (651) 310-7916

      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ------------------

                                WITH A COPY TO:
                               DONALD R. CRAWSHAW
                              SULLIVAN & CROMWELL
                                125 Broad Street
                            New York, New York 10004
                                 (212) 558-4000
                               ------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                               ------------------

                        CALCULATION OF REGISTRATION FEE


                                                           PROPOSED MAXIMUM           PROPOSED
     TITLE OF EACH CLASS OF           AMOUNT TO BE          OFFERING PRICE        MAXIMUM AGGREGATE          AMOUNT OF
  SECURITIES TO BE REGISTERED         REGISTERED(2)           PER UNIT(1)         OFFERING PRICE(1)     REGISTRATION FEE(3)
Debt securities.................      $440,000,000               100%               $440,000,000             $122,320


(1) Estimated in accordance with Rule 457 solely for the purpose of calculating the registration fee.

(2) Or, if any debt securities are issued at original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $440,000,000. Any offering of debt securities denominated in any foreign currency or foreign currency unit will be treated as the equivalent in U.S. dollars based on the exchange rate prevailing at the time of the purchase of such debt securities.


(3) Previously paid.

                               ------------------


    THIS REGISTRATION STATEMENT, WHICH IS A NEW REGISTRATION STATEMENT, ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-06465, WHICH WAS DECLARED EFFECTIVE ON AUGUST 6, 1996. SUCH POST-EFFECTIVE AMENDMENT SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT AND IN ACCORDANCE WITH SECTION 8(c) OF THE SECURITIES ACT OF 1933. PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS FILED AS PART OF THIS REGISTRATION STATEMENT ALSO CONSTITUTES A PROSPECTUS FOR REGISTRATION STATEMENT NO. 333-06465; THE $10,000,000 OF DEBT SECURITIES REMAINING UNSOLD FROM REGISTRATION STATEMENT NO. 333-06465 WILL BE COMBINED WITH THE $440,000,000 AGGREGATE AMOUNT OF DEBT SECURITIES TO BE REGISTERED PURSUANT TO THIS REGISTRATION STATEMENT TO ENABLE THE ST. PAUL COMPANIES, INC. TO OFFER AN AGGREGATE AMOUNT OF $450,000,000 OF DEBT SECURITIES PURSUANT TO THE COMBINED PROSPECTUS.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $450,000,000


                          THE ST. PAUL COMPANIES, INC.

                                Debt Securities

                                  -----------


    The St. Paul Companies, Inc. may from time to time issue up to $450,000,000 aggregate principal amount of debt securities. The accompanying prospectus supplement will specify the terms of the securities.



    The St. Paul Companies, Inc. may sell these securities to or through underwriters, and also to other purchasers or through agents. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. may be among such underwriters or agents. The names of the underwriters or agents will be set forth in the accompanying prospectus supplement.


                                 --------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

GOLDMAN, SACHS & CO.                                           J.P. MORGAN & CO.

                                   ---------


                       Prospectus dated January 20, 1999.

                             ABOUT THIS PROSPECTUS


    This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $450,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION" on pages 13 and 14.

                                  THE ST. PAUL



    The St. Paul Companies, Inc. is a management company principally engaged in property-liability insurance and reinsurance underwriting. We also have a presence in the life insurance industry through our ownership of Fidelity and Guaranty Life Insurance Company and in the asset management-investment banking industry through our majority ownership of The John Nuveen Company. As a management company, we oversee the operations of our subsidiaries and provide them with capital and management and administrative services. On April 24, 1998, we completed our merger with USF&G Corporation in a tax-free exchange of stock accounted for as a pooling of interests. At December 31, 1998, we and our subsidiaries employed approximately 12,500 persons. In 1997, insurance and reinsurance underwriting accounted for approximately 93% of consolidated revenues, life insurance accounted for approximately 4% of consolidated revenues, and asset management-investment banking operations accounted for approximately 3% of consolidated revenues.



    Our principal and registered executive offices are located at 385 Washington Street, St. Paul, Minnesota 55102, and its telephone number is (651) 310-7911. Our e-mail address is info@stpaul.com. Unless the context otherwise indicates, the term "The St. Paul", "we", "us" or "our" means The St. Paul Companies, Inc. and its consolidated subsidiaries and gives effect to the merger with USF&G Corporation.


               RATIOS OF EARNINGS TO FIXED CHARGES OF THE COMPANY

    Our consolidated ratios of earnings to fixed charges for the nine-month periods ended September 30, 1997 and 1998 and for each of the fiscal years ended December 31, 1993 through 1997 are as follows:


  NINE MONTHS ENDED
    SEPTEMBER 30,                         YEARS ENDED DECEMBER 31,
----------------------  -------------------------------------------------------------
   1998        1997       1997        1996         1995         1994         1993
-----------  ---------  ---------  -----------  -----------  -----------  -----------
         *       11.98      12.45        8.84         7.91         3.27         7.08


------------------

* The year-to-date 1998 loss is inadequate to cover "fixed charges" by $164.3 million.

    Earnings consist of income before income taxes plus fixed charges, net of capitalized interest. Fixed charges consist of interest expense before reduction for capitalized interest and one-third of rental expense, which is considered to be representative of an interest factor.

                                USE OF PROCEEDS


    Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes, which may include, among other things, working capital, capital expenditures, the repurchase of shares of common stock, the repayment of short-term borrowings or acquisitions.

                         DESCRIPTION OF DEBT SECURITIES
                                  WE MAY OFFER



    As required by Federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called the "indenture". The indenture is a contract, dated as of March 31, 1990, between us and The Chase Manhattan Bank, which acts as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later on page 11 under "Remedies if an Event of Default Occurs". Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.



    The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities are governed by New York law. The indenture is an exhibit to our registration statement. See "Where You Can Find More Information" on pages 13 and 14 for information on how to obtain a copy.



    We may issue as many distinct series of debt securities under the indenture as we wish. This section summarizes all the material terms of the debt securities that are common to all series (unless otherwise indicated in the prospectus supplement relating to a particular series). Because this section is a summary, it does not describe every aspect of the debt securities, and is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the indenture. We describe the meaning for only the more important terms. We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, such sections or defined terms are incorporated by reference here or in the prospectus supplement.



    We may issue the debt securities as "Original Issue Discount Securities", which will be offered and sold at a substantial discount below their stated principal amount. (SECTION 101) The prospectus supplement relating to such Original Issue Discount Securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more details in the prospectus supplement relating to any such particular debt securities. The prospectus supplement relating to such debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.



    In addition, the specific financial, legal and other terms of the debt securities particular to your series are described in the prospectus supplement relating to your series. Those terms may vary from the terms described here. Thus, this summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement. The prospectus supplement relating to your series of debt securities is attached to the front of this prospectus.



                                LEGAL OWNERSHIP



"STREET NAME" AND OTHER INDIRECT HOLDERS



    Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal Holders of debt securities. This is called holding in "street name." Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in "street name," you should check with your own institution to find out:



- How it handles securities payments and notices.



- Whether it imposes fees or charges.



- How its would handle voting if ever required.



- Whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct Holder as described below.



- How it would pursue rights under the debt securities if there were a default or other event triggering the need for Holders to act to protect their interests.



DIRECT HOLDERS



    Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to Persons who are registered as Holders of debt securities. As noted above, we do not have obligations to you if you hold in "street name" or through other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of "global securities" as described below. For example, once we make payment to the registered Holder, we have no further responsibility for the payment even if that Holder is legally required to pass the payment along to you as a "street name" customer but does not do so.



GLOBAL SECURITIES



    WHAT IS A GLOBAL SECURITY? A "global security" is a special type of indirectly held security, as described above under " `Street Name' and Other Indirect Holders". If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct Holder unless the special circumstances described below occur. The financial institution that acts as the sole direct Holder of the global security is called the "depositary". Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of debt securities will be issued only in the form of global securities.



    SPECIAL INVESTOR CONSIDERATIONS FOR GLOBAL SECURITIES. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a Holder of debt securities and instead deal only with the depositary that holds the global security.



    An investor should be aware that if debt securities are issued only in the form of global securities:



- The investor cannot get debt securities registered in his or her own name.



- The investor cannot receive physical certificates for his or her interest in the debt securities.



- The investor will be a "street name" holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities. See " `Street Name' and Other Indirect Holders" on page 4 and this page.



- The investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.



- The depositary's policies will govern payments, transfers, exchange and other matters relating to the investor's interest in the global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.



- The depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.



    SPECIAL SITUATIONS WHEN GLOBAL SECURITY WILL BE TERMINATED. In a few special situations described later, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in "street name" will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in debt securities transferred to their own name, so that they will be direct Holders. The rights of "street name" investors and direct Holders in the debt securities have been previously described in the subsections entitled "'Street Name' and Other Indirect Holders" on pages 4 and 5 and "Direct Holders" on page 5.



    The special situations for termination of a global security are:



- When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary,



- When we notify the trustee that we wish to terminate the global security, or



- When an "Event of Default" on the debt securities has occurred and has not been cured. (Defaults are discussed later under "Events of Default" on pages 10 and 11.)



The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct Holders. (SECTIONS 204 AND 305)



IN THE REMAINDER OF THIS DESCRIPTION "YOU" MEANS DIRECT HOLDERS AND NOT "STREET NAME" OR OTHER INDIRECT HOLDERS OF DEBT SECURITIES. INDIRECT HOLDERS SHOULD READ THE PREVIOUS SUBSECTION ON PAGES 4 AND 5 ENTITLED "'STREET NAME' AND OTHER INDIRECT HOLDERS".



                   OVERVIEW OF REMAINDER OF THIS DESCRIPTION



    The remainder of this description summarizes:



- ADDITIONAL MECHANICS relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.



- Your rights under several SPECIAL SITUATIONS, such as if we merge with another company or if we want to change a term of the debt securities.



- A covenant contained in the indenture, referred to here as"LIMITATION ON LIENS AND OTHER ENCUMBRANCES ON VOTING STOCK OF DESIGNATED SUBSIDIARIES", about certain business actions that we promise not to take. A particular series of debt securities may have additional restrictive covenants.



- Your rights if we DEFAULT or experience other financial difficulties.



- OUR RELATIONSHIP WITH THE TRUSTEE.



                              ADDITIONAL MECHANICS



FORM, EXCHANGE AND TRANSFER



    The debt securities will be issued:



- only in fully registered form



- without interest coupons



- unless otherwise indicated in the prospectus supplement, in denominations that are even multiples of $1,000. (SECTION 302)



    You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (SECTION
305) This is called an "exchange."



    You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of Holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered Holders is called the "security registrar." It will also perform transfers. (SECTION 305)



    You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership. (SECTION 305)



    If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (SECTION 1002)



    If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of Holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (SECTION 305)



PAYMENT AND PAYING AGENTS



    We will pay interest to you if you are a direct Holder listed in the trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the "regular record date" and is stated in the prospectus supplement. (SECTION 307) Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered Holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called "accrued interest".



    We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. (SECTION 1002) That office is currently located at 450 West 33rd Street, 15th Floor, New York, New York 10001. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.



"STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.



    We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee's corporate trust office. These offices are called "paying agents". We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities. (SECTION 1002)



NOTICES



    We and the trustee will send notices regarding the debt securities only to direct Holders, using their addresses as listed in the trustee's records. (SECTIONS 101 AND 106)



    Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of one year after the amount is due to direct Holders will be repaid to us. After that one-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (SECTION 1003)



                               SPECIAL SITUATIONS



MERGERS AND SIMILAR EVENTS



    We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another firm, or to buy or lease substantially all of the assets of another firm. However, we may not take any of these actions unless the following conditions (among others) are met:



- Where we merge out of existence or sell or lease substantially all our assets, the other firm may not be organized under a foreign country's laws (that is, it must be a corporation, partnership or trust organized under the laws of a State or the District of Columbia or under federal law) and it must agree to be legally responsible for the debt securities.



- The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default (unless the merger or other transaction would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and not been cured. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us notice of our default or our default having to exist for a specific period of time were disregarded. (SECTION 801)



- It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back. We have promised to limit these preferential rights on "Voting Stock" of any "Designated Subsidiaries", called "liens", as discussed later under "Restrictive Covenants--Limitation on Liens and Other Encumbrances on Voting Stock of Designated Subsidiaries". If a merger or other transaction would create any liens on any such Voting Stock, we must comply with that restrictive covenant. We would do this either by deciding that the liens were permitted, or by following the requirements of the restrictive covenant to grant an equivalent or higher-ranking lien on the same Voting Stock to you and the other direct Holders of the debt securities.



MODIFICATION AND WAIVER



    There are four types of changes we can make to the indenture and the debt securities.



    CHANGES REQUIRING YOUR APPROVAL. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:



- change the payment due date of the principal or interest on a debt security stated in the debt security



- reduce any amounts due on a debt security



- reduce the amount of principal payable upon acceleration of the Maturity of a debt security following a default



- change the place or currency of payment on a debt security



- impair your right to sue for payment



- reduce the percentage of Holders of debt securities whose consent is needed to modify or amend the indenture



- reduce the percentage of Holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults



- modify any other aspect of the provisions dealing with modification and waiver of the indenture (SECTION 902)



    CHANGES REQUIRING A 66 2/3 VOTE. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by Holders of debt securities owning 66 2/3% of the principal amount of the particular series affected. (SECTION 902) Most changes fall into this category, except for changes noted above as requiring your specific approval, and, as noted below, waivers requiring only a majority vote or changes not requiring approval.



    CHANGES NOT REQUIRING APPROVAL. The third type of change does not require any vote by Holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect Holders of the debt securities. (SECTION 901)



    CHANGES BY WAIVER REQUIRING A MAJORITY VOTE. Fourth, we need a vote by Holders of debt securities owning a majority of the principal amount of the particular series affected to obtain a waiver of certain of the restrictive covenants, including the one described later under "Restrictive Covenants--Limitation on Liens and Other Encumbrances on Voting Stock of Designated Subsidiaries". (SECTION 1009) We also need such a majority vote to obtain a waiver of any past default, except a payment default listed in the first category described later under "Default and Related Matters-- Events of Default". (SECTION 513)



    FURTHER DETAILS CONCERNING VOTING. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:



- For Original Issue Discount Securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.



- For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

- For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.



    Debt securities will not be considered "Outstanding", and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. (SECTION 107) Debt securities will also not be eligible to vote if they have been fully defeased as described later on this and next pages under "Full Defeasance". (SECTION 101)



    We will generally be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding debt securities that are entitled to vote or take other action under the indenture. (SECTION 301) In certain limited circumstances, the trustee will be entitled to set a record date for action by Holders.



"STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.



                             RESTRICTIVE COVENANTS



LIMITATION ON LIENS AND OTHER ENCUMBRANCES ON VOTING STOCK OF DESIGNATED SUBSIDIARIES



    Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders (including you and the other direct Holders of the debt securities) or over our general creditors if we fail to pay them back. These preferential rights are called "liens". In the indenture, we promise not to create, issue, assume, incur or guarantee any indebtedness for borrowed money that is secured by a mortgage, pledge, lien, security interest or other encumbrance on any "Voting Stock" of a "Designated Subsidiary", unless we also secure all the debt securities that are deemed "Outstanding" under the indenture equally with (or prior to) the indebtedness being secured (together with, at our election, any of our or any Designated Subsidiary's other indebtedness). (SECTION 1007) This promise does not restrict our ability to sell or otherwise dispose of our interests in any Designated Subsidiary.



    As used here:



- "Voting Stock" means all classes of stock (including any interest in such stock) outstanding of a Designated Subsidiary that are normally entitled to vote in elections of directors.



- "Designated Subsidiary" means St. Paul Fire and Marine Insurance Company and any of our other subsidiaries that has assets exceeding 20% of our "Consolidated Assets". As of the date of this prospectus, St. Paul Fire and Marine Insurance Company, USF&G Corporation and United States Fidelity and Guaranty Company are the only subsidiaries satisfying this 20% test.



- For purposes of applying the 20% test, the assets of a subsidiary and our "Consolidated Assets" are both determined as of the last day of the most recent calendar quarter ended at least 30 days prior to the date of the 20% test and in accordance with generally accepted accounting principles as in effect on the last day of such calendar quarter. (SECTION 1007)



DEFEASANCE



    The following discussion of "full defeasance" and "covenant defeasance" will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement. (SECTION 1301)



    FULL DEFEASANCE. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities (called "full defeasance") if we put in place the following other arrangements for you to be repaid:



- We must deposit in trust for your benefit and the benefit of all other direct Holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

- There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.)



- We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.



    If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. (SECTIONS 1302 AND 1304)



    COVENANT DEFEASANCE. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called "covenant defeasance". In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:



- We must deposit in trust for your benefit and the benefit of all other direct Holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.



- We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.



    If we accomplish covenant defeasance, the following provisions (among others) of the indenture and the debt securities would no longer apply:



- Our promises regarding conduct of our business previously described on page 9 under "Restrictive Covenants--Limitation on Liens and Other Encumbrances on Voting Stock of Designated Subsidiaries", and any other covenants applicable to the series of debt securities and described in the prospectus supplement.



- The condition regarding the treatment of liens when we merge or engage in similar transactions, as described on pages 7 and 8 under "Mergers and Similar Events".



- The Events of Default relating to breach of covenants and acceleration of the maturity of other debt, described below under "What Is an Event of Default?"



    If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (SECTIONS 1303 AND 1304)



                          DEFAULT AND RELATED MATTERS



RANKING



    The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.



EVENTS OF DEFAULT



    You will have special rights if an Event of Default occurs and is not cured, as described later in this subsection.



    WHAT IS AN EVENT OF DEFAULT? The term "Event of Default" means any of the following:

- We do not pay the principal or any premium on a debt security on its due date.



- We do not pay interest on a debt security within 30 days of its due date.



- We do not deposit money into a separate custodial account (known as "sinking fund") when such deposit is due, if we agree to maintain any such sinking fund.



- We remain in breach of the restrictive covenant described previously under "Restrictive Covenants--Limitation on Liens and Other Encumbrances on Voting Stock of Designated Subsidiaries" or any other term of the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or Holders of at least 25% of the principal amount of debt securities of the affected series.



- Other debt of ours totalling $10,000,000 or more defaults, our obligation to repay it is accelerated by our lenders, and this repayment obligation remains accelerated for 10 days after we receive a notice of default. The notice must be sent by the trustee or Holders of at least 10% of the principal amount of the debt securities of the affected series.



- We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.



- Any other Event of Default described in the prospectus supplement occurs. (SECTION 501)



    REMEDIES IF AN EVENT OF DEFAULT OCCURS. If an Event of Default has occurred and has not been cured, the trustee or the Holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a "declaration of acceleration of maturity." A declaration of acceleration of maturity may be canceled by the Holders of at least a majority in principal amount of the debt securities of the affected series. (SECTION 502)



    Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any Holders unless the Holders offer the trustee reasonable protection from expenses and liability (called an "indemnity"). (SECTION 603) If reasonable indemnity is provided, the Holders of a majority in principal amount of the Outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority Holders may also direct the trustee in performing any other action under the indenture. (SECTION 512)



    Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:



- You must give the trustee written notice that an Event of Default has occurred and remains uncured.



- The Holders of 25% in principal amount of all Outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.



- The trustee must have not received from Holders of a majority in principal amount of the Outstanding debt securities of that series a direction inconsistent with the written notice.



- The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (SECTION 507)



    However, you are entitled at any time to bring a law suit for the payment of money due on your debt security on or after its due date. (SECTION 508)



    "STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST

OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

    We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default. (SECTION
1008)



                       OUR RELATIONSHIP WITH THE TRUSTEE



    The Chase Manhattan Bank, the trustee under the indenture, has a $36.5 million participation under a revolving credit agreement among us and certain banks named in it providing for aggregate borrowing by the Company of a maximum of $400 million, none of which was outstanding at December 31, 1998. In addition, The Chase Manhattan Bank has a $50 million participation under a revolving credit agreement among The John Nuveen Company, one of our subsidiaries, and certain banks named in it providing for aggregate borrowing by The John Nuveen Company of a maximum of $200 million, none of which was outstanding at December 31, 1998.


                              PLAN OF DISTRIBUTION


    The St. Paul may sell the debt securities through agents, underwriters or dealers, or directly to one or more purchasers. Goldman, Sachs & Co. and J. P. Morgan Securities Inc. may be among such agents or underwriters. Goldman, Sachs & Co. performs various investment banking services for The St. Paul. In the ordinary course of their respective businesses, J.P. Morgan Securities Inc. and its affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with The St. Paul or its affiliates.


                                     AGENTS


    The St. Paul may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment to sell debt securities on a continuing basis.


                                  UNDERWRITERS


    If The St. Paul uses underwriters for a sale of debt securities, the debt securities will be acquired by the underwriters for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt securities of the series offered if any of the debt securities of that series are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.


                                  DIRECT SALES


    The St. Paul may also sell debt securities directly to one or more purchasers without using underwriters or agents.



    Underwriters, dealers, and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions they receive from The St. Paul and any profit on their resale of the debt securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in the applicable prospectus supplement. The St. Paul may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for The St. Paul or its subsidiaries in the ordinary course of their businesses.


                          VALIDITY OF DEBT SECURITIES


    The validity of the debt securities will be passed upon for The St. Paul by Bruce A. Backberg, Senior Vice President and Chief Legal Counsel of the Company, and for the underwriters or agents, as the case may be, by

Sullivan & Cromwell, New York, New York. Mr. Backberg may rely as to matters of New York law upon the opinion of Sullivan & Cromwell, and Sullivan & Cromwell may rely as to matters of Minnesota law upon the opinion of Mr. Backberg. As of November 30, 1998, Mr. Backberg owned, directly and indirectly, 16,900 shares of The St. Paul's common stock, 858.65 shares of The St. Paul's Series B Convertible Preferred Stock and exercisable options to purchase 110,882 additional shares of The St. Paul's common stock. Sullivan & Cromwell have from time to time rendered certain legal services to The St. Paul.


                                    EXPERTS


    The combination of The St. Paul and its subsidiaries and USF&G Corporation and its subsidiaries is reflected in the supplemental consolidated balance sheets as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, shareholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1997, which appear in The St. Paul's Current Report on Form 8-K filed on October 6, 1998 (USF&G Corporation's financial statements were not presented separately in this Current Report), have been incorporated herein by reference in reliance upon the reports of KPMG Peat Marwick LLP and Ernst & Young LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firms as experts in accounting and auditing. The historical consolidated financial statements of The St. Paul and its subsidiaries and the related financial statement schedules, as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, which appear or are incorporated by reference in The St. Paul's Current Report on Form 8-K filed on February 26, 1998 and in The St. Paul's Annual Report on Form 10-K for the year ended December 31, 1997, prior to their restatement for the pooling-of-interests with USF&G Corporation, have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing. The consolidated statements of financial condition of USF&G Corporation and its subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which appear in The St. Paul's Current Report on Form 8-K filed on April 24, 1998, have been audited by Ernst & Young LLP, independent certified public accountants, as stated in their report thereon dated February 20, 1998 and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon the report given upon the authority of such firm as experts in accounting and auditing.



                      WHERE YOU CAN FIND MORE INFORMATION



    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.



    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.



    - Annual Report on Form 10-K for the year ended December 31, 1997;



    - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998,

      June 30, 1998 and September 30, 1998; and



    - Current Reports on Form 8-K, filed with the SEC on January 21, January 27, February 26, April 24, April 28, May 7, May 14, May 26, June 10, July 9, August 5, August 21, October 6, October 13 and November 3, 1998, and January 6, 1999.



    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:



    Corporate Secretary
    The St. Paul Companies, Inc.
    385 Washington Street
    St. Paul, Minnesota 55102
    (651) 310-7911



    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION



SEC registration fee...........................................  $ 122,320
Accountants' fees and expenses.................................     40,500
Attorneys' fees and expenses...................................    130,000
Printing and engraving expenses................................     60,000
Fees and expenses of trustee...................................      3,000
Rating agencies' fees..........................................    250,000
Miscellaneous..................................................      5,000
                                                                                    -
                                                                 ---------
  Total........................................................  $ 610,820
                                                                                    -
                                                                                    -
                                                                 ---------
                                                                 ---------


--------------

*   All fees and expenses other than the SEC registration fee are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


    The St. Paul is subject to Minnesota Statutes, Chapter 302A. Minnesota Statutes, Section 302A.521, provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity (as defined) of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation, or, in the case of acts or omissions in such person's official capacity for other affiliated organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.



    The Bylaws of The St. Paul provide that, subject to the limitations of the next sentence, it will indemnify and make permitted advances to a person made or threatened to be made a party to a proceeding by reason of his former or present official capacity against judgments, penalties, fines (including without limitation excise taxes assessed against the person with respect to an employee benefit plan), settlements and reasonable expenses (including without limitation attorneys' fees and disbursements) incurred by him in connection with the proceeding in the manner and to the fullest extent permitted or required by
Section 302A.521. Notwithstanding the foregoing, The St. Paul will neither indemnify nor make advances under Section 302A.521 to any person who at the time of the occurrence or omission claimed to have given rise to the matter which is the subject of the proceeding only had an agency relationship to The St. Paul and was not at that time an officer, director or employee thereof unless such person and The St. Paul were at that time parties to a written contract for indemnification or advances with respect to such matter or unless the board specifically authorizes such indemnification or advances.



    The St. Paul has directors' and officers' liability insurance policies, with coverage of up to $150 million, subject to various deductibles and exclusions from coverage.

    In the Underwriting Agreement the underwriters will agree to indemnify, under certain conditions, The St. Paul, its directors, certain of its officers and persons who control The St. Paul within the meaning of the Securities Act of 1933, against certain liabilities.


ITEM 16.  EXHIBITS


      1.1  Form of Underwriting Agreement and Pricing Agreement. (1)
      4.1  Indenture, dated as of March 31, 1990, between The St. Paul and The Chase Manhattan
             Bank, as Trustee. (1)
      5.1  Opinion and consent of Bruce A. Backberg, Esq.(2)
      5.2  Opinion and Consent of Sullivan & Cromwell.(2)
     12.1  Statement re computation of ratios.(2)
     23.1  Consent of KPMG Peat Marwick LLP.(2)
     23.2  Consent of Ernst & Young LLP.(2)
     23.3  Consent of Bruce A. Backberg, Esq. (included as part of Exhibit 5.1).
     23.4  Consent of Sullivan & Cromwell (included as part of Exhibit 5.2).
     24.1  Powers of attorney from officers and directors of The St. Paul signing by an attorney-in-fact.(2)
     25.1  Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Chase Manhattan Bank.


--------------


(1) Incorporated by reference to the same numbered Exhibit to The St. Paul Registration Statement on Form S-3, No. 33-50115.



(2) Previously filed.


ITEM 17.  UNDERTAKINGS

        1. The undersigned Registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          PROVIDED, HOWEVER, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul and State of Minnesota, on the 20th day of January, 1999.


                                          By:        /s/ BRUCE A. BACKBERG

                                             -----------------------------------

                                                   Bruce A. Backberg, Esq.
                                                  SENIOR VICE PRESIDENT AND
                                                     CHIEF LEGAL COUNSEL


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on January 20, 1999 by the following persons in the capacities indicated:



                  SIGNATURE                              TITLE
---------------------------------------------  -------------------------

         /s/ DOUGLAS W. LEATHERDALE            Director, Chairman of the
 -------------------------------------------    Board, President and
           Douglas W. Leatherdale               Chief Executive Officer

                      *
 -------------------------------------------   Director and Vice
               Norman P. Blake                  Chairman of the Board

                      *
 -------------------------------------------   Director
             H. Furlong Baldwin

                      *
 -------------------------------------------   Director
            Michael R. Bonsignore

                      *
 -------------------------------------------   Director
               John H. Dasburg

                      *
 -------------------------------------------   Director
              W. John Driscoll

                      *
 -------------------------------------------   Director
            Kenneth M. Duberstein

                  SIGNATURE                              TITLE
---------------------------------------------  -------------------------

                      *
 -------------------------------------------   Director
              Pierson M. Grieve

                      *
 -------------------------------------------   Director
              Thomas R. Hodgson

                      *
 -------------------------------------------   Director
                David G. John

                      *
 -------------------------------------------   Director
              William H. Kling

                      *
 -------------------------------------------   Director
              Bruce K. MacLaury

                      *
 -------------------------------------------   Director
            Glen D. Nelson, M.D.

                      *
 -------------------------------------------   Director
              Anita M. Pampusch

                      *
 -------------------------------------------   Director
             Gordon M. Sprenger

              /s/ PAUL J. LISKA                Executive Vice President
 -------------------------------------------    and
                Paul J. Liska                   Chief Financial Officer

                                               Senior Vice President and
            /s/ THOMAS A. BRADLEY               Corporate Controller
 -------------------------------------------    (Principal Accounting
              Thomas A. Bradley                 Officer)

*By:        /S/ SANDRA ULSAKER WIESE
       --------------------------------------
     Sandra Ulsaker Wiese, ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT NO.
-----------
        1.1  Form of Underwriting Agreement and Pricing Agreement(1)

        4.1  Indenture, dated as of March 31, 1990, between The St. Paul and The Chase
             Manhattan Bank, as Trustee(1)

        5.1  Opinion and consent of Bruce A. Backberg, Esq.(2)

        5.2  Opinion and consent of Sullivan & Cromwell(2)

       12.1  Statement re computation of ratios (2)

       23.1  Consent of KPMG Peat Marwick LLP(2)

       23.2  Consent of Ernst & Young LLP(2)

       23.3  Consent of Bruce A. Backberg, Esq. (included as part of Exhibit 5.1)

       23.4  Consent of Sullivan & Cromwell (included as part of Exhibit 5.2)

       24.1  Powers of attorney from officers and directors of The St. Paul signing by an attorney-in-fact (2)

       25.1  Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Chase Manhattan Bank


--------------


(1) Incorporated by reference to the same numbered Exhibit to The St. Paul's Registration Statement on Form S-3, No. 33-50115.



(2) Previously filed.